                                                                    EXHIBIT 4.7


                      NEW VASCO CONVERTIBLE NOTE AGREEMENT

                  This Agreement is by and among VASCO Data Security International, Inc., a Delaware corporation ("New VASCO"), VASCO CORP., a Delaware corporation ("Current VASCO") and the undersigned (the "Convertible Noteholder"), which is the holder of the note convertible into shares of common stock of Current VASCO attached hereto as Schedule _____ (the "Current VASCO Convertible Note").

                  Pursuant to the New VASCO Prospectus dated ______, 1997, as supplemented and amended prior to the Expiration Date as defined therein (the "Prospectus"), New VASCO has offered to the Convertible Noteholder the opportunity to amend the terms of the Current VASCO Convertible Note to provide for conversion into the same number of shares of common stock of New VASCO on the same terms and conditions provided for in the Current VASCO Convertible Note, in exchange for the release set forth in Section 2 below in favor of Current VASCO or any of its predecessor entities (the "VASCO Predecessors") consisting of VASCO Corp., a corporation incorporated in Delaware on May 22, 1984 ("Old VASCO"), and Ridge Point Enterprises, Inc., incorporated in Utah on January 7, 1985 and subsequently renamed VASCO Corp. ("VASCO Utah"), and the respective successors and assigns of each of the foregoing, including New VASCO (Current VASCO, New VASCO, the VASCO Predecessors and all such successors and assigns being collectively referred to hereinafter as "VASCO"). Current VASCO hereby agrees to amend the Current VASCO Convertible Note in accordance with and subject to the provisions of this Agreement.

                  NOW, THEREFORE, for good and valuable consideration, the receipt of which hereby is acknowledged, the parties hereto agree as follows:

                  1. AMENDMENT TO CURRENT VASCO CONVERTIBLE NOTE. New VASCO, Current VASCO and the Convertible Noteholder hereby agree to amend the terms of the Current VASCO Convertible Note to provide that each reference in the Current VASCO Convertible Note to a right or option on the part of Current VASCO or the Convertible Noteholder to convert the Current VASCO Convertible Note into shares of Current VASCO common stock shall be replaced by the right or option to convert the Current VASCO Convertible Note into shares of New VASCO common stock on the same terms and conditions, including without limitation the conversion price; provided, that to the extent such conversion price is to be determined by reference to any market or trading price of Current VASCO common stock, the Current VASCO Convertible Note is hereby amended to provide that the conversion price shall be determined by reference to the market or trading price of New VASCO common stock in accordance with the formula set forth in the Current VASCO Convertible Note. It is further agreed by the parties that terms of the Current VASCO Convertible Note shall be amended to provide that the conversion price per share of New VASCO common stock and the number of such shares convertible pursuant to a New VASCO Warrant shall be adjusted from time to time as provided in Exhibit A hereto. It is agreed and understood by the parties that the Current VASCO Convertible Note shall remain a valid and binding obligation of Current VASCO and conversion of the Current VASCO Convertible Note into shares of New VASCO common stock shall constitute payment under the Current VASCO Convertible Note as if converted into shares of Current VASCO common stock. The Convertible Noteholder shall have no rights as a stockholder with respect to the New VASCO common stock into which the Current VASCO Convertible
Note is convertible until proper exercise of a conversion right and delivery to the Convertible Noteholder of certificates for the shares of New VASCO common stock pursuant to the conversion of the Current VASCO Convertible Note. All shares acquired by the Convertible Noteholder pursuant to this Agreement and the Current VASCO Convertible Note shall be subject to any restrictions on sale, encumbrance and other disposition under applicable securities laws. Further, it is hereby agreed that New VASCO shall become a co-obligor with Current VASCO for all obligations of the maker of the Current VASCO Convertible Note as modified by this Agreement.

                  2. RELEASE. The Convertible Noteholder hereby forever releases and fully discharges VASCO, and each of them, from and against all direct or indirect demands, claims, payments, obligations, actions or causes of action, assessments, losses, liabilities, damages (including without limitation special, consequential, exemplary, punitive and similar damages), reasonable costs and expenses paid or incurred, or diminutions in value of any kind or character (whether or not known or asserted prior to the date hereof, fixed or unfixed, conditional or unconditional, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent or otherwise), that the Convertible Noteholder now has or ever had against VASCO or the assets of Current VASCO or any of the VASCO Predecessors as a result of acts or omissions occurring on or before the date of the Prospectus which arise from or are in connection with


                  (i) any prior authorization, designation or issuance of stock, any stock split, reclassification, redesignation, dividend or distribution of or upon stock, any amendment to the certificate or articles of incorporation or bylaws including those affecting the amount, rights, powers or preferences of stock, and any failure to properly authorize, approve or effect any of the foregoing actions, including (a) the failure by Old VASCO to document whether an amendment to its Certificate of Incorporation was duly authorized or to file a Certificate of Amendment with the Delaware Secretary of State to amend its Certificate of Incorporation in December 1984 to effect a three-for-one stock split to increase the 50,000 authorized shares of its common stock to 150,000 authorized common shares and to provide for 600,000 shares of non-voting common stock prior to purportedly effecting the stock split and issuing a number of such non-voting common shares which cannot be determined due to the unavailability of documentation concerning any purported issuance of such non-voting common shares, (b) the failure by Old VASCO to document whether director and stockholder approval was obtained for an amendment to its Certificate of Incorporation increasing the number of authorized shares of common stock to 6,900,000 shares in September 1986, (c) the purported issuance of 317,181 shares of preferred stock in November 1989 by VASCO Utah at a time when the issuance of preferred shares was not authorized by VASCO Utah's charter, and (d) the purported issuance of 317,181 shares of preferred stock by Current VASCO in connection with the 1990 merger, when, although Current VASCO's Certificate of Incorporation authorized 500,000 shares of preferred stock, the rights, powers and preferences of such stock were not specified in Current VASCO's Certificate of Incorporation and


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         its Certificate of Incorporation did not provide its Board of
         Directors the power to designate such rights, powers and preferences;


                  (ii) any failure to properly design, approve, adopt, administer, or authorize the number of shares subject to, any stock option plan or program, including actions required to allow for options awarded thereunder to be treated as incentive stock options under the Internal Revenue Code of 1986, as amended (the "Code"), including, beginning in 1985, the failure by Old VASCO, VASCO Utah and/or Current VASCO to (a) document approval by the Board of Directors and stockholders of stock option plans, (b) specify and authorize the number of shares of stock to be subject to such plans, (c) reserve the number of shares subject to such plans, (d) document the authorization for the grant of options pursuant to such plans and the issuance of shares upon exercise of such options, and (e) design such plans in a manner that would ensure options granted thereunder would be treated as incentive stock options;


                  (iii) any organization or any merger, consolidation, share exchange, reorganization, recapitalization, sale of assets or like event, or any failure properly to authorize, approve, effect or consummate same, including (a) the failure to document the approval by Old VASCO's stockholders of the September 1986 reorganization through the share exchange undertaken by Old VASCO and Ridge Point
         Enterprises, Inc./VASCO Utah, (b) the failure to document whether all stockholders of Old VASCO voluntarily exchanged their shares for shares of Ridge Point Enterprises, Inc./VASCO Utah, (c) the failure to document the mechanics of the exchange of 6,900,000 common shares of Old VASCO for 12,800,000 common shares of Ridge Point Enterprises, Inc./VASCO Utah, and (d) the following procedural irregularities which call into question the validity of the intended 1990 merger of VASCO Utah and Current VASCO, as well as Current VASCO's title to the assets of VASCO Utah purportedly succeeded to by Current VASCO by virtue of the merger: (1) the incorporation of Current VASCO, after the date of the 1990 merger agreement, (2) Current VASCO's approval of the plan of merger, including approval of the plan of merger prior to the incorporation of Current VASCO, the lack of documented stockholder approval as called for by the plan of merger and the effectiveness of the approval by Current VASCO's then Board of Directors, (3) the authorization and issuance of shares of common and preferred stock by Current VASCO pursuant to the merger, (4) the adoption of Current VASCO's initial bylaws, appointment of Current VASCO's initial directors and the election of its initial officers, and (5) the administrative dissolution of VASCO Utah in July 1990 prior to the filing of a Certificate of Merger with the State of Delaware in August 1990, and (6) the failure to file Articles of Merger with the State of Utah in connection with the intended merger of VASCO Utah and Current VASCO in August 1990;


                  (iv) the dissolution, liquidation or winding up of any of Current VASCO's predecessors, or any failure properly to approve or effect said dissolution, liquidation or winding up, including (a) the failure to properly document any stockholder approval of the dissolution of Old VASCO and to document actions taken to dissolve, liquidate and wind-up Old VASCO in August 1987, (b) the failure to vest effectively title and ownership in VASCO Utah of Old VASCO's assets and to document the assumption by VASCO Utah of Old VASCO's liabilities, and (c) the administrative dissolution of VASCO Utah in


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

         July 1990 prior to the intended merger transaction with Current VASCO and before the filing of a Certificate of Merger with the State of Delaware in August 1990; and

                  (v) any failure to afford security holders any appraisal, preemptive or other rights, whether accorded by statute or by the articles of incorporation, certificate of incorporation or bylaws of Current VASCO or any of its predecessors, in connection with any of the matters described in the foregoing clauses (i), (ii), (iii) or (iv) including (a) the failure of Old VASCO to document whether it afforded its stockholders, in connection with any issuances of Old VASCO capital stock subsequent to the initial issuance of 50,000 common shares in connection with the incorporation of Old VASCO in May 1984, the preemptive rights to purchase, upon the issuance or sale of Old VASCO stock (or securities convertible into Old VASCO stock), shares (or securities) in proportion to the amount of Old VASCO common stock then owned by such holder, subject to conditions and time limitations prescribed (and at a price determined as permitted by law), by Old VASCO's Board of Directors, as provided for in the Old VASCO Certificate of Incorporation and (b) the failure of VASCO Utah to document whether it afforded its stockholders the appraisal rights provided for by Utah law in connection with the intended 1990 merger of VASCO Utah with Current VASCO.

                  (The matters listed in the foregoing clauses (i), (ii), (iii), (iv) and (v) are collectively referred to in this document and the Prospectus as the "Corporate Matters").

                  The Convertible Noteholder hereby irrevocably waives his rights under any applicable statute, rule, regulation, legal principle, or legal doctrine that provides that a general release does not extend to claims which a releasing party does not know or suspect to exist in its favor at the time of executing such release, which if known by the releasing party would have materially affected its settlement with the released party. Notwithstanding the foregoing, to the extent federal or state securities laws limit the release of a claim under a federal securities law or under a state securities law, as applicable, to mature, ripened claims of which the releasing party had knowledge before signing the release, the release of a federal securities law claim or state securities law claim shall be limited to a release of mature, ripened claims of which the releasing party had knowledge prior to signing the release.

                  3. CERTAIN REPRESENTATIONS, WARRANTIES AND COVENANTS OF CONVERTIBLE NOTEHOLDER. The Convertible Noteholder hereby represents, warrants and covenants that (i) the Convertible Noteholder has received and adequately studied the Prospectus, (ii) the Convertible Noteholder has had adequate opportunity to consult legal counsel of the Convertible Noteholder's choice regarding this Agreement, (iii) the Convertible Noteholder has executed and delivered this Agreement and the release set forth herein pursuant to the free will of the Convertible Noteholder with the intention that the release be a general release to the full extent provided herein, (iv) the Convertible Noteholder has not sold, assigned or otherwise transferred any rights or remedies arising from or in connection with the Corporate Matters, and (v) the Current VASCO Convertible Notes are the only convertible notes held by the Convertible Noteholder to acquire capital stock of Current VASCO or any of the VASCO Predecessors. Current VASCO and the Convertible Noteholder each acknowledges and agrees that this Agreement does not affect any rights or claims the Convertible Noteholder may have against VASCO arising out of any matter or transaction arising from and after the date of the Prospectus. Further, it is expressly understood that this Agreement (i) will effect a release of any and all Associated Corporate Matter Claims (as defined in the Prospectus) the Convertible Noteholder may have even if less than all of the Convertible Noteholder's Current VASCO Securities (as defined in the Prospectus) are exchanged in the Exchange Offer (as defined in the Prospectus), and (ii) does not release and discharge (a) any rights or remedies Current VASCO in its own right, or as successor to the


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rights of the VASCO Predecessors, may have against any person or entity arising out of the Corporate Matters, or (b) any rights or remedies unrelated to the Corporate Matters the Convertible Noteholder has as a current security holder of Current VASCO.

                  4. EXCHANGE OFFER; EFFECTIVE DATE. This Agreement is subject to the terms and conditions of the Exchange Offer, as defined in the Prospectus, and will become effective and binding on the parties hereto upon acceptance by New VASCO of shares of common stock of Current VASCO tendered pursuant to the Exchange Offer. Without limiting the foregoing, the Convertible Noteholder has the right to withdraw this Agreement in accordance with the specific provisions in the Prospectus under the heading "THE EXCHANGE OFFER - Withdrawal Rights."

                  5. GENERAL. This Agreement shall be governed by and construed in accordance with the internal laws and not the conflicts of law rules of the State of Illinois, and the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of any other term or provision hereof. This Agreement is binding on and inures to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns and in addition, the provisions of the release set forth in Section 2 inure to the benefit of each of the persons and entities included within the above definition of VASCO.


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         IN WITNESS WHEREOF, the parties have duly executed this Agreement.

New VASCO:                          VASCO DATA SECURITY INTERNATIONAL, INC.

                                    By
                                       ----------------------------------------
                                    Its
                                        ---------------------------------------

Current VASCO:                      VASCO CORP.

                                    By
                                       ----------------------------------------
                                    Its
                                        ---------------------------------------

Convertible Noteholder:             Printed Name
                                                 ------------------------------

                                    Signature
                                             ----------------------------------
                                    Title
                                         --------------------------------------
                                    Address
                                           ------------------------------------
                                    Dated                                , 1997
                                          -------------------------------


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

                                    EXHIBIT A

                       ADJUSTMENT OF CONVERSION PRICE AND
                          NUMBER OF SHARES CONVERTIBLE

                  1. In case, prior to the expiration of a Current VASCO Convertible Note by conversion or by its terms, New VASCO shall issue any shares of New VASCO common stock as a stock dividend or subdivide the number of outstanding shares of New VASCO common stock into a greater number of shares, then in either of such cases, the then applicable conversion price per share of the shares of New VASCO common stock convertible pursuant to that Current VASCO Convertible Note in effect at the time of such action shall be proportionately reduced and the number of shares at that time convertible pursuant to that Current VASCO Convertible Note shall be proportionately increased; and conversely, in the event New VASCO shall contract the number of outstanding shares of New VASCO common stock by combining such shares into a smaller number of shares, then, in such case, the then applicable conversion price per share of the shares of New VASCO common stock convertible pursuant to that Current VASCO Convertible Note in effect at the time of such action shall be proportionately increased and the number of shares of NEW VASCO common stock convertible pursuant to that Current VASCO Convertible Note shall be proportionately decreased. If New VASCO shall, at any time during the term of a Current VASCO Convertible Note, declare a dividend payable in cash on the New VASCO common stock and shall, at substantially the same time, offer to its stockholders a right to purchase new shares of New VASCO common stock from the proceeds of such dividend or for an amount substantially equal to the dividend, all New VASCO common stock so issued shall, for the purpose of that Current VASCO Convertible Note, be deemed to have been issued as a stock dividend. Any dividend paid or distributed upon the New VASCO common stock shall be treated as a dividend paid in New VASCO common stock to the extent that shares of New VASCO common stock are issuable upon conversion thereof.

                  2. In case, prior to the expiration of a Current VASCO Convertible Note by conversion or by its terms, New VASCO shall be recapitalized by reclassification of its outstanding New VASCO common stock (other than a change in par value to no par value), or New VASCO or a successor corporation shall consolidate or merge with or convey all or substantially all of its or of any successor corporation's property and assets to any other corporation or corporations (any such other corporations being included within the meaning of the term "successor corporation" hereinbefore used in the event of any consolidation or merger of any such other corporation with, or the sale of all or substantially all of the property of any such other corporation to, another corporation or corporations), then, as a condition of such recapitalization, consolidation, merger or conveyance, lawful and adequate provision shall be made whereby the Convertible Noteholder shall thereafter have the right to purchase, upon the basis and on the terms and conditions specified in that Current


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

VASCO Convertible Note, in lieu of the shares of New VASCO common stock theretofore convertible upon the conversion of that Current VASCO Convertible Note, such shares of stock, securities or assets of the other corporation as to which the Convertible Noteholder would have been entitled had that Current VASCO Convertible Note been converted immediately prior to such recapitalization, consolidation, merger or conveyance; and in any such event, the rights of that Convertible Noteholder to any adjustment in the number of shares of New VASCO common stock convertible upon the conversion of that Current VASCO Convertible Note, as hereinbefore provided, shall continue and be preserved in respect of any stock which the Convertible Noteholder becomes entitled to purchase.

                  3. In case, prior to the expiration of a Current VASCO Convertible Note by conversion or by its terms, New VASCO shall sell all or substantially all of its property or dissolve, liquidate or wind up its affairs, lawful provision shall be made as part of the terms of any such sale, dissolution, liquidation or winding up, so that the Convertible Noteholder may thereafter receive upon conversion hereof in lieu of each share of New VASCO common stock which he would have been entitled to receive, the same kind and amount of any securities or assets as may be issuable, distributable or payable upon any such sale, dissolution, liquidation or winding up with respect to each share of New VASCO common stock; provided, however, that in any case of any such sale or of dissolution, liquidation or winding up, the right to convert that Current VASCO Convertible Note shall terminate on a date fixed by New VASCO. Such date so fixed shall be no earlier than 3:00 p.m., New York City time, on the forty-fifth (45th) day next succeeding the date on which notice of such termination of the right to convert that Current VASCO Convertible Note has been given by mail to the Convertible Noteholder.

                  4. Upon any conversion of a Current VASCO Convertible Note by the Convertible Noteholder, New VASCO shall not be required to deliver fractions of one share, but may adjust the conversion price payable by that Current VASCO Convertible Note in respect of any such fraction of one share on the basis of the conversion price per share then applicable upon conversion of that Current VASCO Convertible Note.

                  5. In case, prior to the expiration of a Current VASCO Convertible Note by conversion or by its terms, New VASCO shall determine to take a record of is stockholders for the purpose of determining stockholders entitled to receive any dividend, stock dividend, distribution or other right whether or not it may cause any change or adjustment in the number, amount, price or nature of the securities or assets deliverable upon the conversion of that Current VASCO Convertible Note pursuant to the foregoing provisions, New VASCO shall give at least ten (10) days' prior written notice to the effect that it intends to take such record to the Convertible Noteholder, said notice to specify the date as of which such record is to be taken, the purpose for which such record is to be taken, and the effect which the action which may be taken will have upon that Current VASCO Convertible Note.


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

                                 SCHEDULE _____

                                 ATTACHED HERETO


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